Exhibit 99.1

   WEST PHARMACEUTICAL SERVICES COMMENTS ON CHEMICAL
SAFETY AND HAZARD INVESTIGATION BOARD PRESENTATION

Kinston, NC, and Lionville, PA, September 23, 2004—West Pharmaceutical Services, Inc. comments on today’s meetings in Kinston, NC by the U.S. Chemical Safety and Hazard Investigation Board (CSB) about its findings concerning the accident on January 29, 2003 at the company’s Kinston manufacturing facility.

Dr. Donald E. Morel, West’s Chairman and Chief Executive Officer, said “West appreciates the importance, magnitude and complexity of the task undertaken by the CSB and the significant effort that it and other agencies have invested in their respective efforts to understand the circumstances of this tragic event.

West has fully cooperated with the state, federal and local agencies that have investigated various aspects of the Kinston accident, including the CSB. The Company has also shared the findings of its own investigation with the CSB with the hope that this information would make each investigation more complete.

The Company, following its own exhaustive, professionally directed investigation, has concluded that this accident was the result of a combination of unforeseen factors. The CSB, rather than explaining the initiation of the event, has focused its analysis and recommendations on two factors: the presence of combustible dust and the application of fire safety codes.

The CSB has criticized West for not complying with a fire code standard that was not applicable to the construction of this facility and it is not clear to West or from the CSB report that such a change would have prevented the accident. West’s procedures for evaluating materials, such as those that might produce combustible dust, are also identified as being inadequate in several respects. That conclusion cannot be reconciled with current manufacturing safety standards and federal regulations, which stipulate that West and its employees can and should rely on the hazard-related labeling of materials by the manufacturers that supply those materials to West. The product that generated the dust at issue was not accompanied by any warning of a potential dust explosion hazard. The material safety data sheet, or MSDS, given to West by the manufacturer said that there were no known hazards. West believes that the CSB’s criticisms would be more appropriately directed at those entities that the CSB itself found did not warn West of the potential dust hazards.

The explosion on January 29, 2003 was triggered by a complex series of events which the CSB did not conclusively explain, in spite of all of the time, effort and cooperation devoted to this effort. Investigators may not agree on each event or circumstance that contributed to this tragic accident. However, there is apparent consensus that a central factor in this accident was the unseen accumulation of dust, which proved to be combustible and provided the fuel for the explosion.”

Dr. Morel concluded, saying “West has always considered workplace safety and cleanliness a significant priority and has maintained rigorous standards in all of its manufacturing facilities worldwide. The visible work area in Kinston was kept clean and free of dust. In the immediate aftermath of the explosion, West conducted a thorough safety review of all of its facilities, with a particular emphasis on the risks posed by dust. For more than a year, West has been implementing many of the steps now being recommended by the CSB. For example, the Company has carefully reviewed the health and safety procedures in its plants and has implemented procedures, where necessary, to ensure the safety of its plants.”

About West Pharmaceutical Services’ Kinston, NC Facility

On August 26, 2004 West officially opened its new Kinston, NC manufacturing facility, which replaces the building damaged by an explosion in January 2003. The previously unoccupied structure consists of more than 140,000 square feet of industrial and office space on approximately 25 acres of land and is a state-of-the-art molding manufacturing plant.

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. (NYSE: WST) is a global drug delivery technology company that applies proprietary materials science, formulation research and manufacturing innovation to advance the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer healthcare products. West is the world’s premiere provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced formulation technologies for the transmucosal delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and the Pacific and Australia. For more information visit West at www.westpharma.com.

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